UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 28, 2008

Grubb & Ellis Healthcare REIT, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53206	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-667-8252

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2008, the Compensation Committee of the Board of Directors (the "Board") of Grubb & Ellis Healthcare REIT, Inc. (the "Company"), which was formed on August 28, 2008, as discussed below in Item 8.01, approved entering into an agreement with Scott D. Peters, the Company’s Chief Executive Officer, President and Chairman of the Board (the "Agreement"). Under the terms of the Agreement, the Company will pay Mr. Peters for his services $30,000 per month for the months of August, September and October 2008. The Compensation Committee is currently evaluating the terms of an employment agreement with Mr. Peters.

Item 8.01 Other Events.

On August 28, 2008, the Board approved the formation of a Compensation Committee and a Nominating and Corporate Governance Committee. The Board appointed each of the Company’s independent directors, W. Bradley Blair II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe, to serve on the Compensation Committee and appointed Mr. Wescombe as the chairperson of such committee. The Board also appointed each of the Company’s independent directors to serve on the Nominating and Corporate Governance Committee and appointed Mr. Fix as the chairperson of such committee. Also, on August 28, 2008, the Board appointed Larry L. Mathis to the Board’s Audit Committee, the members of which already included the Company’s other independent directors and for which Mr. DeWald serves as chairperson.

As provided by the Company’s 2006 Independent Director Compensation Plan, the Company’s independent directors receive $500 for each committee meeting attended in person or by telephone. An additional $500 is paid to the committee chair for each committee meeting attended in person or by telephone. If a board meeting is held on the same day as a committee meeting, an additional fee will not be paid for attending the committee meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grubb & Ellis Healthcare REIT, Inc.

September 4, 2008	By:	/s/ Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer and President